Exhibit 107

Calculation of Filing Fee Table

S-1

(Form Type)

D-Wave Quantum Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common shares	457(c)	15,500,000	$8.13	$126,015,000	0.0000927	$11,681.60

	Total Offering Amounts					$126,015,000		$11,681.60

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$11,681.60

(1)

Represents 381,540 shares previously issued to the selling stockholder and up to 15,118,460 shares that are issuable at the option of the registrant pursuant to a purchase agreement with the selling stockholder. The shares will be offered for resale by the selling stockholder. Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

In accordance with Rule 457(c), based on in respect of the shares of D-Wave Quantum Inc.’s (“D-Wave Quantum”) common stock, par value $0.0001 per share (“Common Shares”), the average of the high ($8.88) and low ($7.38) prices of the Common Shares on the New York Stock Exchange (“NYSE”) on August 23, 2022.